Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

CARA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

Security	Security	Fee	Amount	Proposed	Maximum	Fee Rate	Amount of
Type	Class	Calculation	Registered (1)	Maximum	Offering Price		Registration
	Title	or Carry		Offering			Fee
		Forward		Price Per
		Rule		Unit
Equity	Common Stock,	457(c), 457(f)(1)	311,701,096 (2)	$0.25945	$80,870,849.40 (3)	0.0001531	$12,381.33
par value $0.001 per share
Total Offering Amounts					$80,870,849.40		$12,381.33
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$12,381.33

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (Securities Act), Cara Therapeutics, Inc. (Cara) is also registering an indeterminate number of additional shares of common stock, par value $0.001 per share (Cara Common Stock), that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction.

(2)	Based on the maximum number of shares of Cara Common Stock estimated to be issued in connection with the merger described herein between Cara, CT Convergence Merger Sub Inc., and Tvardi Therapeutics, Inc.

(3)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 311,701,096 shares of Cara Common Stock and (ii) $0.25945, the average of the high and low trading prices of the Cara Common Stock on The Nasdaq Capital Market on December 13, 2024 (a date within five business days prior to the date of this registration statement).